Exhibit 99.2

Restaurant   Support   Center

FOR IMMEDIATE RELEASE

Media Paul Kranhold/Lucy Neugart Sard Verbinnen 415-618-8750	Investors Stacy Roughan Director, Investor Relations IHOP Corp. 818-637-3632

IHOP CORP. SUBSIDIARES COMPLETE $2.039 BILLION SECURITIZED FINANCING TO FUND ITS ACQUISITION OF APPLEBEE’S INTERNATIONAL, INC.

GLENDALE, Calif., November 29, 2007 —  IHOP Corp. (NYSE: IHP) today announced that certain of its subsidiaries have successfully completed two separate securitization transactions with total proceeds of $2.039 billion.  The securitization transactions consisted of an issuance of debt collateralized by IHOP restaurant assets and a separate issuance of debt collateralized by Applebee’s restaurant assets.  In addition, IHOP Corp. has completed a private placement of $190 million of non-convertible preferred stock and $35 million of convertible preferred stock.  The proceeds of these financings were used to fund IHOP Corp.’s acquisition of Applebee’s International, Inc, which closed today.

The Applebee’s securitization totaled $1.794 billion and consisted of four classes of Fixed Rate Notes:

•                  $675 million of Class A-2-II-A Senior Notes which have the benefit of a financial guaranty insurance policy covering payment of interest when due and payment of principal at the applicable legal final maturity date.  These notes have an expected life of approximately five years, with a legal maturity of 30 years.

•                  $650 million of Class A-2-II-X Senior Notes, which do not have the benefit of a financial guaranty insurance policy.  These notes have an expected life of approximately five years, with a legal maturity of 30 years.

•                  $350 million of Class A-2-I Senior Notes which do not have the benefit of a financial guaranty insurance policy.  These notes have an expected life of approximately six months, with a legal maturity of 30 years.

•                  $119 million of Class M-1 Subordinated Notes which do not have the benefit of a financial guaranty insurance policy.  These notes have an expected life of approximately four years, with a legal maturity of 30 years.

The Applebee’s securitization also included a revolving credit facility of $100 million of Series 2007-1 Class A-1 Variable Funding Notes issued in two classes.   The $30 million of Class A-1-A Variable Funding Notes have the benefit of a financial guaranty insurance policy covering payment of interest when due and payment of principal at the legal final maturity date.  The $70 million of Class A-1-X Variable Funding Notes do not have the benefit of a financial guaranty insurance policy.  Approximately $75 million of Variable Funding Notes were drawn at closing.

The Applebee’s Fixed Rate Notes and Variable Funding Notes (hereafter referred to as the “Applebee’s Notes”) were issued by indirect subsidiaries of Applebee’s International, Inc. that hold substantially all of the intellectual property and franchising assets of the Applebee’s system and a certificate representing the right to receive a portion of the weekly residual cash flow of

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IHOP Corp.

the IHOP securitization structure after all required payments and deposits have been made. The servicing and repayment obligations related to these Applebee’s Notes and certain ongoing fees and expenses, including the premiums payable to the financial guaranty insurance company, are solely the responsibility of these indirect subsidiaries.  Neither IHOP Corp., which is the ultimate parent of each of the subsidiaries involved in the securitization, nor Applebee’s International, Inc. will guarantee or in any way be liable for the obligations of the subsidiaries involved in the securitization including the Applebee’s Notes and any other obligations of such subsidiaries arising in connection with the issuance of the Applebee’s Notes.

IHOP Franchising, LLC and IHOP IP, LLC, as co-issuers, also completed their third series of securitized financing consisting of $245 million of Fixed Rate Notes.  These notes have an expected life of approximately five years, with a legal maturity of 30 years.

The Series 2007-3 Senior Fixed Rate Notes (hereafter referred to as the “IHOP Notes”) were issued by indirect subsidiaries of IHOP Corp. that hold substantially all of the intellectual property and franchising assets of the IHOP system. The servicing and repayment obligations related to these IHOP Notes and certain ongoing fees and expenses, including the premiums payable to the financial guaranty insurance company, are solely the responsibility of these indirect subsidiaries. Neither IHOP Corp., which is the ultimate parent of each of the subsidiaries involved in the securitization, nor International House of Pancakes, Inc., will guarantee or in any way be liable for the obligations of the subsidiaries involved in the securitization including the IHOP Notes and any other obligations of such subsidiaries arising in connection with the issuance of the IHOP Notes.

The weighted average interest rate on all of the above securitized notes, exclusive of the amortization of fees and expenses associated with the securitization transactions, is 7.1799%.  Taking into account fees and expenses (excluding the interest rate swap transaction) associated with the securitization transactions that will be amortized as additional non-cash interest expense over a five-year period, which is the expected life of the notes, the weighted average effective interest rate for the securitized notes is 8.4571%.

In connection with the closing of both securitized financing transactions, IHOP settled an interest rate swap transaction that was entered into in the third quarter of 2007 at a cost of $124.0 million.  The swap was intended to hedge IHOP’s interest payments on the notes issued in the securitization transactions.  The swap had a notional amount of $2.039 billion and a fixed interest rate of 5.694%.  As a result of the swap settlement, the Company expects to incur mark-to-market interest expense of $26.5 million in the fourth quarter of 2007 and to amortize the effective portion of the interest rate swap of $61.9 million into interest expense over the expected five-year life of the notes.

IHOP Corp. also issued $190 million of IHOP non-convertible preferred stock and $35 million of convertible preferred stock through private transactions.

The notes and the preferred stock have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States, or any other jurisdiction, absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and the applicable state securities laws.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for nearly 50 years.  Offering 14 types of pancakes as well as omelettes, breakfast specialties, burgers, sandwiches, salads, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are franchised and operated by Glendale, California-based IHOP Corp.  As of September 30, 2007, the end of IHOP’s third quarter, there were 1,328 IHOP restaurants in 49 states, Canada, Mexico and the U.S. Virgin Islands.  IHOP Corp. common stock is listed and traded on the NYSE under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Web site located at www.ihop.com.

About Applebee’s International, Inc.

Applebee’s International, Inc., headquartered in Overland Park, Kansas, develops, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar brand, the largest casual dining concept in the world.  As of November 25, 2007, there were 1,965 Applebee’s restaurants operating system-wide in 49 states, 17 international countries, and two U.S. territories, of which 510 were company-owned.  Additional information on Applebee’s International can be found at the company’s website (www.applebees.com).

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology, and include statements regarding the strategic and financial benefits of the acquisition of Applebee’s International, Inc., expectations regarding integration and cost savings, and other financial guidance. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of IHOP’s strategic growth plan; the availability of suitable locations and terms for the sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with executing IHOP’s strategic plan for Applebee’s; risks associated with IHOP’s incurrence of significant indebtedness to finance the acquisition; the failure to realize the synergies and other perceived advantages resulting from the acquisition; costs and potential litigation associated with the acquisition; the ability to retain key personnel after the acquisition; conditions beyond IHOP’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting IHOP’s customers or food supplies or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP, International House of Pancakes and Applebee’s brands and concepts by guests and franchisees; IHOP’s and Applebee’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s and Applebee’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of IHOP’s and Applebee’s Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by IHOP Corp. pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.